Exhibit 10.71

[Form of Director Offer Letter for Robert Bylin, Thomas Pardun and Kenneth Cole]

September 16, 2004

[Name]

[Address]

Dear Mr.             :

On behalf of Occam Networks, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). It is our belief that your skills, expertise and knowledge will prove helpful to the progress of the Company.

In connection with your service as director, the Company has agreed to grant you a non-qualified stock option entitling you to purchase up to 450,000 shares of the Company’s Common Stock (the “Director Option”). The shares issuable upon exercise of the Director Option will vest and become exercisable as follows: 25% of the shares will vest and become exercisable on the 12 month anniversary of the commencement of your service as a director, and the remaining 75% will vest and become exercisable in 36 equal monthly installments. You will also receive additional option grants of 25,000 shares, subject to the same vesting terms as above, each year that you serve, after the first year served.

The Director Option will be subject to the terms and conditions of the Discretionary Option Grant Program as defined in the Company’s 2000 Stock Incentive Plan (the “Plan”) and the stock option agreement evidencing the Director Option. The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in accordance with the Plan. [Notwithstanding the provisions of Article II, Section III of the Plan relating to the effect of a Corporate Transaction (as defined in the Plan) on outstanding options issued pursuant the Discretionary Option Grant Program, in the event of any such Corporate Transaction, the vesting of the Director Option will accelerate immediately prior to the closing of such Corporate Transaction such that all shares underlying the Option will then be fully vested and exercisable (regardless of whether the Director Option is assumed by the surviving or parent party to the Corporate Transaction).]

In consideration of your services, effective starting your first month of service as a member of the Board, you will be paid compensation as follows:

a)	$4,000 per quarter,

b)	$1000 per meeting that you attend – this includes eight regularly scheduled Board meetings. Please note that additional meetings may be scheduled in addition to the regularly scheduled meetings.

c)	$250 per meeting for ad-hoc telephonic meetings.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (805) 692-2995.

Sincerely,

On behalf of the Board of Directors of Occam Networks, Inc.

Bob Howard-Anderson President & CEO

ACCEPTED AND AGREED TO THIS

day of	, 2004

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